UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Micro Therapeutics, Inc.

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MICRO THERAPEUTICS, INC.

2 Goodyear

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2005

TO THE STOCKHOLDERS OF MICRO THERAPEUTICS, INC.,

The 2005 annual meeting of stockholders of Micro Therapeutics, Inc. (the “Company”), will be held at 2 Goodyear, Irvine, California 92618 on May 26, 2005, at 10:00 a.m., Pacific time, for the following purposes as more fully described in the accompanying proxy statement:

(1)	To elect the following seven nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

James B. Corbett	Richard D. Randall
Richard B. Emmitt	George B. Wallace
Dale A. Spencer	Thomas C. Wilder, III
Elizabeth Weatherman

(2)	To consider and vote upon a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of common stock issuable thereunder by 1,000,000 shares, bringing the total number of shares issuable thereunder to 6,750,000.

(3)	To consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares thereunder by 100,000 shares, bringing the total number of shares issuable thereunder to 750,000;

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 27, 2005 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Thomas C. Wilder, III
President and Chief Executive Officer

Irvine, California

April 29, 2005

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

MICRO THERAPEUTICS, INC.

2 Goodyear

Irvine, California 92618

PROXY STATEMENT

INTRODUCTION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Micro Therapeutics, Inc., a Delaware corporation (the “Company”), for use at its 2005 annual meeting of stockholders to be held on May 26, 2005, at 10:00 a.m., Pacific time, at 2 Goodyear, Irvine, California 92618. This proxy statement and the accompanying proxy are being mailed to stockholders on or about May 5, 2005. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

Holders of shares of common stock of the Company, or stockholders, who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted “for” the nominees for election of directors named in this proxy statement, “for” the amendment to the Company’s 1996 Stock Incentive Plan, “for” the amendment to the Company’s Employee Stock Purchase Plan, and “for” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

VOTING SECURITIES

The shares of common stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on the record date, April 27, 2005, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the record date, there were 48,427,305 shares of common stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Proposal One — Election of the director nominees named in this proxy statement: The seven candidates receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Proposal Two – Approval of the Amendment to the 1996 Stock Incentive Plan: To be adopted, the amendment must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions will have the effect of votes against the proposal.

Proposal Three – Approval of the Amendment to the Employee Stock Purchase Plan: To be adopted, the amendment must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions will have the effect of votes against the proposal.

Proposal Four — Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm: To be ratified, the proposal must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter, and therefore broker non-votes and abstentions will have the effect of votes against the proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws, as amended, authorize a total of eight directors. Currently, there are seven members of the Board of Directors. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the seven nominees named below. All of the nominees are presently directors of the Company. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

The names and certain information concerning the seven nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

All members of the Company’s Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and have qualified. Officers serve at the discretion of the Board of Directors.

The director nominees of the Company are as follows:

Name	Age	Position
James Corbett	48	Chairman of the Board of Directors
Richard Emmitt	60	Director
Dale A. Spencer	59	Director
Richard D. Randall	53	Director
George Wallace	46	Director
Elizabeth Weatherman	45	Director
Thomas C. Wilder, III	41	President, Chief Executive Officer, Acting Chief Financial Officer and Director

Mr. Corbett became the Chairman of the Board of Directors of the Company in January 2002. He served as the Company’s President from April 2002 until September 2002 and as its Chief Executive Officer from April 2002 until October 2002. Since January 2004, he has served as the President and Chief Executive Officer of ev3 LLC, the parent company of Micro Investment, LLC, which owns 50.3% of the Company’s outstanding common stock, and of ev3 Endovascular, Inc., formerly known as ev3 Inc., a distributor of the Company’s products. From January 2002 to October 2003, Mr. Corbett served as ev3 LLC’s Executive Vice President and President International. From February 2001 to January 2002, he worked as an independent medical device consultant. From January 1999 to February 2001, Mr. Corbett was President and Chief Executive Officer of Home Diagnostics, Inc., a medical device company. Prior to that he served as Senior Vice President and then President for International of Boston Scientific Corporation, which followed his tenure as Vice President of International at SCIMED Life Systems, Inc. Mr. Corbett is a member of the board of managers of ev3 LLC and the board of directors of ev3 Endovascular, Inc. and ev3 Inc. Mr. Corbett has a Bachelor of Science in Business Administration from Kansas University.

Mr. Emmitt has been a director of the Company since July 2001. He has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry, since 1989. He currently serves on the board of directors of American Medical Systems Holdings, Inc. and Wright Medical Group, Inc., both publicly held companies. He is a director of Axya Medical, Inc., BioSET, Inc., ev3 Inc., Incumed, Inc., OsteoBiologics, Inc., Solarant Medical, Inc., Spondylogix, Inc. and Tepha, Inc., all privately held companies.

Mr. Spencer has been a director of the Company since May 31, 2001. Mr. Spencer served as President, Chief Executive Officer and Chairman of the Board of Directors of SCIMED Life Systems Inc. prior to its merger with Boston Scientific Corporation in 1995. At Boston Scientific, Mr. Spencer served as Executive Vice President in the Office of the Chairman from 1995 to 1997 and was a member of the Board of Directors from 1995 to 1999. Mr. Spencer currently serves on the Board of Directors of Anulex, Inc., CVRx, Inc. and Northstar Neurosciences, Inc., all privately held companies. Mr. Spencer is also a member of the board of managers of ev3 LLC and the board of directors of ev3 Endovascular, Inc. and ev3 Inc.

Mr. Randall has been a director of the Company since July 2002. Mr. Randall has been the President and Chief Executive Officer of TranS1, Inc., a developer of minimally invasive devices used to treat lower back pain, since June 2002. From June 2000 to June 2002, Mr. Randall served as President and Chief Executive Officer of Incumed, Inc., and was President, Chief Executive Officer and a director of Innovasive Devices, Inc. from January 1994 to February 2000. Mr. Randall served as President and Chief Executive Officer of Conceptus, Inc. from December 1992 to July 1993 and Chief Financial Officer from December 1992 to January 1995. Mr. Randall served as President and Chief Executive Officer of Target Therapeutics, Inc. from June 1989 to May 1993 and was a director of Target Therapeutics from June 1989 to April 1997. Prior to joining Target Therapeutics, Mr. Randall served in various capacities with Trimedyne, Inc., Baxter Healthcare and the U.S.C.I. Division of C.R. Bard, Inc. Mr. Randall holds a B.A. in Biology and Science Education from State University College of New York at Buffalo.

Mr. Wallace is a founder of the Company and served as Chief Executive Officer, President and a director from the Company’s formation in June 1993 until December 2000. He served as the Chairman of the Board of Directors from December 2000 until January 2002. Mr. Wallace has served as a venture partner for SV Life Sciences Advisers, Inc. since March 2005. Mr. Wallace served as President and Chief Executive Officer of Sub-Q, Inc., a developer of vascular and biopsy closure devices, from January 2001 through February 2005. From 1989 to 1993, Mr. Wallace was with Applied Medical Resources, holding a number of positions, including General Manager of its Applied Vascular and Applied Urology Divisions. Applied Medical Resources is a manufacturer of specialty surgical products used in general, vascular and urologic surgery. From 1986 to 1989, Mr. Wallace was Vice President of Marketing and Sales for Vaser, Inc., a laser angioplasty company with peripheral and coronary laser angioplasty systems. From 1980 to 1986, Mr. Wallace held various positions in sales, sales management, marketing and marketing management at Edwards Laboratories, a division of American Hospital Supply and later Baxter International. Mr. Wallace is a director of TranS1, Inc. and CardioVention, Inc., each a privately held company. Mr. Wallace holds a B.S. in Marketing from Arizona State University.

Ms. Weatherman has been a director of the Company since July 2001. She is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus’ health care group in 1988 and is currently responsible for the firm’s medical device investment activities. Ms. Weatherman currently serves on the board of directors of American Medical Systems Holdings, Inc., Kyphon Inc. and Wright Medical Group, Inc., publicly held companies, as well as Bacchus Vascular, ev3 Inc. and Solarant Medical, Inc., all privately held companies.

Mr. Wilder joined the Company in September 2002 as President, and became Chief Executive Officer in October 2002. From August 1991 until August 2002, he served at Medtronic, Inc., a medical device company, most recently as vice president and general manager of its endovascular stent grafts division from January 2001 until August 2002. From August 1991 until August 2000 while at Medtronic, he held a variety of finance, business development and operations positions at U.S. and international locations, including Hong Kong, Belgium and The Netherlands. He earned a bachelor’s degree in economics from Stanford University and a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.

BOARD MEETINGS AND ATTENDANCE

The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 2004. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served, held during the period they were a member of the Board. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Compensation Committee and a Special Independent Committee.

Audit Committee. The Audit Committee is currently comprised of two directors selected by the Board of Directors of the Company. The current members of the Audit Committee are Richard Emmitt and Dale Spencer, each of whom currently satisfies the independence and financial literacy standards established by the Securities and Exchange Commission and the Nasdaq National Market. The Company’s Board of Directors has determined that Mr. Spencer qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company’s independent registered public accounting firm and to otherwise communicate and act upon matters relating to the review and audit of the Company’s books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also selects the Company’s independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The Audit Committee held seven meetings during the fiscal year ended December 31, 2004.

Compensation Committee. The Compensation Committee is comprised of three directors selected by the Board of Directors of the Company. The current members of the Compensation Committee are Elizabeth Weatherman, Richard Emmitt and Richard Randall. The functions of the Compensation Committee include establishing officer and employee compensation and administering the Company’s equity compensation plans. The Compensation Committee held six meetings during the fiscal year ended December 31, 2004.

Special Independent Committee. The Special Independent Committee is comprised of George Wallace and Richard D. Randall, neither of whom are officers of the Company or affiliates of ev3 LLC, Micro Investment, ev3 Endovascular, Inc. or ev3 International, Inc. The Special Independent Committee reviews and analyzes contracts and arrangements between or among the Company and ev3 LLC, Micro Investment, ev3 International and ev3 Endovascular, Inc.

Nominating Processes. The Company does not have a separate nominating committee or committee performing similar functions. Pursuant to the terms of a May 25, 2001 securities purchase agreement between Micro Investment and the Company, as long as Micro Investment owns at least 30% of the outstanding shares of common stock of the Company, it is entitled to nominate four members of the Company’s Board of Directors. Micro Investment currently holds 50.3% of the outstanding shares of the Company. Micro Investment’s Board nominees are Dale A. Spencer, Elizabeth H. Weatherman and Richard B. Emmitt.

The Board will consider stockholder recommendations for directors sent to the Board of Directors, c/o Chief Executive Officer, Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618. Stockholder recommendations for directors should include: (1) the name and address of the stockholder recommending the person to be nominated, (2) a representation that the stockholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (3) a description of all arrangements or understandings between the stockholder and the recommended nominee, if any, (4) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, and (5) the consent of the recommended nominee to serve as a director of the Company if so elected.

The Board of Directors will consider the following minimum criteria when reviewing a director nominee:

•	director candidates must have the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	director candidates must be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

•	director candidates must possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	director candidates must have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	director candidates must have the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a whole and not primarily a special interest group or constituency.

The Board of Directors screens the candidates, does reference checks, prepares a biography for each candidate for the Board of Directors to review and conducts interviews. The Board of Directors and the Company’s Chief Executive Officer interview candidates that meet the criteria, and then Board of Directors selects nominees that would best suit the interests of the Company. The Board of Directors will not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder. All of the nominees for director in this proxy statement are standing for re-election. The Company does not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential director nominees.

As a result of Micro Investment owning 50.3% of the Company’s outstanding common stock, and together with its affiliates, owning approximately 70.3% of the Company’s outstanding common stock, the Company qualifies as a “Controlled Company” pursuant to Nasdaq Marketplace Rule 4350(c) and is therefore exempt from certain independence and other requirements relating to the composition of the Board of Directors and other compensation and nomination requirements.

Communications with the Board of Directors. The Board of Directors provides a process for stockholders to send communications to the Board of Directors. Stockholders can send communications to the Board of Directors, or an individual director, by sending an e-mail to boardofdirectors@1mti.com. All e-mails sent to this address are sent directly to all directors. The Company does not have a policy with respect to director attendance at annual meetings of the Company’s stockholders. Historically, other than employees of the Company, no more than one or two stockholders have attended the Company’s annual meetings. One director, who is also an employee of the Company, attended the Company’s annual meeting in 2004.

CODE OF CONDUCT

The Company has adopted a code of conduct that applies to its principal executive officer, principal financial officer and principal accounting officer. Interested parties may request a copy of this code of ethics, which includes the “Additional Policies for Chief Executive Officer and Senior Financial Officers” section of the code of conduct, that applies to employees generally, free of charge, by delivering a written request addressed to the Chief Executive Officer, Micro Therapeutics, Inc. 2 Goodyear, Irvine, California 92618. The Company will disclose any amendments to the code of conduct and any waivers from the code of conduct for directors and executive officers by posting such information on its website at www.1mti.com.

OTHER EXECUTIVE OFFICERS

The other current executive officers of the Company are as follows:

William H. Dippel, 59, joined the Company in July 2004 as Vice President, Operations. From 2001 to July 2004, Mr. Dippel was Vice President, Operations of Conceptus, Inc., an emerging medical device company. From 1997 through 2000, he was Vice President Operations at Target Therapeutics, prior and subsequent to its merger with Boston Scientific. From 1994 to 1997, Mr. Dippel was with Boehringer Mannheim GmbH, last serving as Vice President, U.S. Operations of the Patient Care Group. Prior to this, he held senior positions in a variety of companies, including Biotrack, CIBA Corning Diagnostic Corporation, Spectrum Technology Incorporated, and the Orthopedic Division of Johnson & Johnson Products, Inc. Mr. Dippel holds a bachelor of science degree in mechanical engineering from the California State Polytechnic University in Pomona, California.

Mr. Earl Slee, 45, joined the Company in April 1998 as Vice President, Research and Development. In October 2002, he also became a Managing Director of Dendron GmbH, a wholly-owned subsidiary of the Company. From August 1995 until 1998, Mr. Slee was Vice President Research and Development with Aequitron Medical, Inc., a manufacturer of portable respiratory care devices. From June 1992 until August 1995, Mr. Slee was Director of Engineering with Instromedix, a manufacturer of portable EKG monitors. From 1978 to 1992, Mr. Slee held various engineering and management positions with Pfizer, Welch Allyn and Hughes Aircraft Co. Mr. Slee holds an M.B.A. from the Tuck School of Business, Dartmouth College, an MSEE from San Diego State University, and a B.A. in Physics from the University of California, San Diego.

Mr. Thomas Fogarty, 46, joined the Company in October 2002 as Vice President, Sales, Marketing and Business Development. From June 1997 to February 2001, he served as Vice-President, U.S. Sales and Global Marketing for the Vascular Systems Division of Edwards Lifesciences. From May 2001 until June 2002, Mr. Fogarty provided business consulting services for several cardiovascular and interventional cardiology companies. He has also held senior level sales and marketing positions with Baxter Healthcare and Medtronic, Inc. Mr. Fogarty holds a B.S. degree in business management from California Polytechnic University, Pomona and an M.B.A. from Pepperdine University.

Ms. Amy Walters, 37, joined the Company in December 2002 as Vice President, Quality Assurance, Regulatory Affairs, & Clinical Affairs. From July 1999 until December 2002, Ms. Walters served as Director, Clinical and Regulatory Affairs for Biosense Webster, Inc., a Johnson & Johnson company. From January 1996 until July 1999, she was employed with Smith & Nephew, Inc., Endoscopy Division, where from 1997 though July 1999 she served as Group Manager, Regulatory Affairs, Clinical Affairs and Quality Assurance. Ms. Walters holds a B.A. in history and science from Harvard University.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth compensation earned during the three fiscal years ended December 31, 2002, 2003 and 2004 by the Company’s Chief Executive Officer, the four other most highly compensated executive officers whose total salary and bonus during 2004 exceeded $100,000 and who were still employed by the Company at December 31, 2004 and the Company’s former Chief Financial Officer, who would have been among the group of the Company’s four most highly compensated executive officers except that he ended his employment with the Company prior to December 31, 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Comp. ($)(1)
Thomas C. Wilder III President, Chief Executive Officer and Acting Chief Financial	2004 2003 2002	265,939 250,000 81,948	53,250 80,000 92,423	(2)	— 90,000 250,000	— 69,238 2,584	(3) (3)

Harold Hurwitz (4) Chief Financial Officer	2004 2003 2002	191,146 183,164 178,500	30,000 41,769 24,098		— 50,000 —	— — —

Earl Slee Vice President, Research and Development	2004 2003 2002	206,218 188,556 183,750	41,000 54,466 34,543		— 55,000 75,000	— — —

Thomas Fogarty Vice President – Sales, Marketing and Business Development	2004 2003 2002	194,143 185,000 7,115	41,000 49,948 35,903	(5)	— 45,000 100,000	— — —

Amy Walters Vice President – Quality Assurance	2004 2003 2002	183,649 175,000 6,731	37,000 47,247 54,365	(6)	— 40,000 100,000	— — —

William H. Dippel (7) Vice President, Operations	2004 2003 2002	97,125 — —	98,272 — —	(8)	150,000 — —	— — —

(1)	Does not reflect certain personal benefits, which in the aggregate are less than 10% of each Named Executive Officer’s salary and bonus.

(2)	Includes $74,226 paid to Mr. Wilder as a signing bonus.

(3)	Reflects amounts paid for relocation costs.

(4)	Mr. Hurwitz voluntarily resigned his position as Chief Financial Officer of the Company effective December 27, 2004, and his employment with the Company effective December 31, 2004.

(5)	Includes $28,924 paid to Mr. Fogarty as a signing bonus.

(6)	Includes $53,200 paid to Ms. Walters as a signing bonus.

(7)	Mr. Dippel joined the Company in July 2004.

(8)	Includes $70,000 paid to Mr. Dippel as a signing bonus.

OPTION MATTERS

Option Grants. The following table sets forth certain information concerning grants of options to each of the Company’s Named Executive Officers during the fiscal year ended December 31, 2004.

Option Grants in Last Fiscal Year

(Individual Grants)

Name	Options Granted (# of Shares) (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%($)	10%($)
Thomas Wilder	—	—	—	—	—	—
Harold Hurwitz	—	—	—	—	—	—
Earl Slee	—	—	—	—	—	—
Thomas Fogarty	—	—	—	—	—	—
Amy Walters	—	—	—	—	—	—
William Dippel	150,000	50.6%	$3.97	07/23/14	$374,507	$896,480

(1)	The per share exercise price of all options granted is the fair market value of the Company’s common stock on the date of grant. Of the options granted in 2004 to new employees, 25% become exercisable on the first anniversary of the grant date, and the remaining 75% become exercisable in 36 equal monthly installments commencing one year after the grant date and for existing employees, the options granted in 2004 become exercisable in 48 equal monthly installments.

(2)	Options to purchase an aggregate of 296,500 shares of common stock were granted to employees, including the Named Executive Officers, during the fiscal year ended December 31, 2004.

(3)	In accordance with rules and regulations of the Securities and Exchange Commission, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregate Option Exercises in Last Fiscal Year. The following table includes the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2004. Also reported are the values for “in the money” options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company’s common stock, which was $3.75 per share. No Named Executive Officer exercised any stock options during the year ended December 31, 2004.

Aggregate Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Wilder	177,708	162,292	$252,291	$180,209
Harold Hurwitz	163,542	34,583	24,740	37,760
Earl Slee	225,854	74,271	56,875	48,125
Thomas Fogarty	66,355	78,645	92,531	82,119
Amy Walters	60,833	79,167	76,392	79,508
William Dippel	—	150,000	—	—

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

On September 3, 2002, the Company entered into a letter agreement with Thomas Wilder, the Company’s President and Chief Executive Officer. Pursuant to the terms of the letter agreement, Mr. Wilder will be entitled to six months salary as severance if his employment is terminated by the Company other than for cause or pursuant to a layoff.

On October 8, 2004, the Company entered into a letter agreement with Mr. Wilder regarding the payment of certain amounts to Mr. Wilder upon a change in control of the Company or a change in control of ev3 LLC. Pursuant to the terms of the letter agreement, in the event Mr. Wilder is either not offered continued employment with the Company, or its successor, after a change in control on substantially identical terms to his then current employment terms or if he is terminated for reasons other than Cause (as defined in the letter agreement) or resigns for Good Reason (as defined in the letter agreement) within 12 months after the change in control, Mr. Wilder is entitled to receive a lump sum payment equal to 12 months of his then current base pay, a pro rated portion of his target bonus plan payment for the then current year and the full amount of his target bonus plan payment for the next 12 months. Such payment will be the joint responsibility of the Company, or its successor, and ev3 LLC. In addition to the cash payment described above, the vesting of all of the unvested options to purchase shares of the Company’s common stock then held by Mr. Wilder will automatically accelerate and become immediately exercisable. Mr. Wilder will also be entitled to continue to participate in the Company’s group health plan for up to 18 months after the change in control or his termination, as the case may be, and will be entitled to receive up to $20,000 in outplacement services.

On July 8, 2004, the Company entered into a letter agreement with William Dippel, the Company’s Vice President, Operations. Pursuant to the terms of the letter agreement, Mr. Dippel will be entitled to six months salary as severance if his employment is terminated by the Company other than for cause or pursuant to a layoff.

DIRECTORS’ FEES

George Wallace and Richard D. Randall, who are non-employee directors and are members of the Special Independent Committee of the Board of Directors, are compensated for their services as follows: $2,000 per month plus $1,000 for each full day or $500 for each partial day devoted to their positions as members of the Special Independent Committee. Members of the Board of Directors who are employees of the Company or who are affiliates of Micro Investment do not receive cash compensation for their services on the Board of Directors. All directors are reimbursed for certain expenses incurred for meetings of the Board of Directors and committees of the Board of Directors that they attend. At the discretion of the Board of Directors, each non-employee director will be granted options under the Company’s 1996 Stock Incentive Plan. Currently, each non-employee director receives an initial grant of an option to purchase 16,000 shares, vesting 25% immediately and the remaining 75% in equal annual installments over the following three years, plus an annual grant of an option to purchase 4,000 shares upon each reelection, vesting 25% immediately and the remaining 75% in equal annual installments over the following three years. In fiscal year 2004, Mr. Emmitt, Mr. Spencer, Mr. Corbett, Mr. Wallace, Mr. Randall and Ms. Weatherman were each granted an option to purchase 4,000 shares pursuant to their reelection to the Board of Directors in May 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission and The Nasdaq Stock Market. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding ten percent or more of the Company’s common stock were made with respect to the Company’s fiscal year ended December 31, 2004.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Set forth below is certain information as of April 27, 2005 regarding the beneficial ownership of the Company’s common stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
ev3 LLC (3)	34,041,578	70.3%
Micro Investment, LLC (4)	24,336,759	50.3%
Warburg, Pincus Equity Partners, L.P. (5)	34,041,578	70.3%
Austin W. Marxe and David M. Greenhouse (6)	3,592,652	7.4%
James Corbett (7)	88,500	*
Richard B. Emmitt (8)	2,136,435	4.4%
Thomas G. Fogarty (9)	92,293	*
Harold Hurwitz (10)	188,538	*
Richard D. Randall (11)	67,000	*
Earl Slee (12)	267,814	*
Dale A. Spencer (13)	25,000	*
George Wallace (14)	458,094	*
Amy Walters (15)	86,961	*
Elizabeth H. Weatherman (16)	34,066,578	70.3%
Thomas C. Wilder, III (17)	243,599	*
William H. Dippel (18)	10,417	*
All executive officers and directors as a group (11) persons) (19)	35,619,794	71.9%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each stockholder is c/o Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of April 27, 2005, are deemed outstanding for computing the percentage of the person holding such options, warrants and convertible securities but are not deemed outstanding for computing the percentage of any other person. 48,427,305 shares of common stock of the Company were outstanding as of April 27, 2005.

(3)	Represents 24,336,759 shares beneficially owned by ev3 LLC by virtue of it being the sole member of Micro Investment, LLC, and 9,704,819 shares beneficially owned by ev3 LLC as a result of the right of ev3 Inc., a wholly-owned subsidiary of ev3 LLC, to acquire 9,704,819 shares pursuant to a Contribution and Exchange Agreement, dated as of April 4, 2005 (the “Contribution Agreement”), by and among Warburg, Pincus Equity Partners, L.P. and the other contributors named therein, Micro Therapeutics, ev3 LLC and ev3 Inc., based on information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on April 6, 2005. The address of ev3 LLC, is c/o ev3 Endovascular, Inc., 4600 Nathan Lane North, Plymouth, Minnesota 55442.

(4)	Represent shares owned directly by Micro Investment, LLC, based on information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on April 6, 2005. The address of Micro Investment, LLC, is c/o ev3 Endovascular, Inc., 4600 Nathan Lane North, Plymouth, Minnesota 55442.

(5)	Warburg, Pincus Equity Partners, L.P. (together with two affiliated Netherlands partnerships, “WPEP”) controls ev3 LLC, which wholly owns Micro Investment, LLC and ev3 Inc. By virtue of its control of ev3 LLC, WPEP may be deemed to beneficially own all of the shares of common stock beneficially owned by ev3 LLC. Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”) and a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”). WPEP, WPP LLC, WP and WP LLC (collectively, the “Warburg Pincus Entities”) each disclaim beneficial ownership of all of the shares beneficially owned by ev3 LLC, except for the 9,704,819 shares indicated as beneficially owned by ev3 LLC, which shares WPEP owned directly as of April 27, 2005 and has agreed to contribute to ev3 Inc. pursuant to the terms set forth in the Contribution Agreement. The address of each Warburg Pincus Entity is 466 Lexington Avenue, New York, New York 10017.

(6)	Represents 2,706,592 shares of common stock owned by Special Situations Fund III, L.P. and 886,060 shares of common stock owned by Special Situations Cayman Fund, L.P., based on information set forth in a Schedule 13-G filed with the Securities and Exchange Commission on February 11, 2005. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. The address of Messrs. Marxe and Greenhouse is c/o Special Situation Funds, 153 East 53rd Street, New York, New York 10022.

(7)	Includes 81,000 shares subject to options held by Mr. Corbett exercisable within 60 days of April 27, 2005.

(8)	Mr. Emmitt is a general partner of The Vertical Group, L.P., a Delaware limited partnership (“Vertical Group”), the sole general partner of Vertical Fund I, L.P., a Delaware limited partnership (“VFI”), and Vertical Fund II, L.P., a Delaware limited partnership (“VFII”). VFI and VFII are members of ev3 LLC, which wholly owns Micro Investment, LLC and ev3 Inc. All shares indicated as owned by Mr. Emmitt (except for the 25,000 shares subject to options) are included because of his affiliation with VFI, VFII and the Vertical Group. Mr. Emmitt disclaims beneficial ownership of all shares owned by VFI, VFII and the Vertical Group. Mr. Emmitt’s beneficial ownership includes 25,000 shares subject to options held by Mr. Emmitt exercisable within 60 days of April 27, 2005.

(9)	Consists of shares subject to options held by Mr. Fogarty exercisable within 60 days of April 27, 2005.

(10)	Includes 173,542 shares subject to options held by Mr. Hurwitz exercisable within 60 days of April 27, 2005.

(11)	Consists of shares subject to options held by Mr. Randall exercisable within 60 days of April 27, 2005.

(12)	Includes 252,521 shares subject to options held by Mr. Slee exercisable within 60 days of April 27, 2005.

(13)	Consists of shares subject to options held by Mr. Spencer exercisable within 60 days of April 27, 2005.

(14)	Includes 226,691 shares subject to options held by Mr. Wallace exercisable within 60 days of April 27, 2005.

(15)	Consists of 86,146 shares subject to options held by Ms. Walters exercisable within 60 days of April 27, 2005.

(16)	Ms. Weatherman is managing director and member of WP LLC and a general partner of WP. Ms. Weatherman’s beneficial ownership includes 25,000 shares subject to options held by Ms. Weatherman exercisable within 60 days of April 27, 2005. All shares indicated as owned by Ms. Weatherman (except for the 25,000 shares subject to options) are included because of her affiliation with the Warburg Pincus Entities. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. See footnote 5 above.

(17)	Consists of 239,167 shares subject to options held by Mr. Wilder exercisable within 60 days of April 27, 2005.

(18)	Consists of shares subject to options held by Mr. Dippel exercisable within 60 days of April 27, 2005.

(19)

Includes directors’ and executive officers’ shares, including shares subject to options exercisable within 60 days of April 27, 2005. Does not include 2,111,435 shares which are beneficially owned by Mr. Emmitt as a result of his affiliation with the Vertical Group and which are otherwise included as beneficially owned by Ms. Weatherman as a result of her affiliation with the Warburg Pincus Entities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financing Agreements

On May 25, 2001, the Company entered into a securities purchase agreement with Micro Investment, LLC, whose sole member is ev3 LLC, which resulted in Micro Investment owning 50.24% of the outstanding shares of the Company’s common stock. The securities purchase agreement contains ongoing obligations of the Company with respect to the composition of the Company’s Board of Directors. Under the securities purchase agreement, the Company is obligated to nominate and use its best efforts to cause to be elected and to remain as a director on its board of directors:

•	one person designated by Micro Investment, as long as it owns at least 5%, but less than 10%, of the outstanding shares of common stock of the Company;

•	two persons designated by Micro Investment, as long as its owns at least 10%, but less than 20%, of the outstanding shares of common stock of the Company;

•	three persons designated by Micro Investment, as long as it owns at least 20%, but less than 30%, of the outstanding shares of common stock of the Company; and

•	four persons designated by Micro Investment, as long as it owns at least 30% of the outstanding shares of common stock of the Company.

In addition, the securities purchase agreement provides that for so long as Micro Investment owns at least 10% of the outstanding shares of the Company’s common stock, at least one of the members of the Company’s Board of Directors designated by Micro Investment shall serve as a member of each committee of the Board. The Micro Investment designees to the Company’s Board of Directors are Dale A. Spencer, Richard B. Emmitt and Elizabeth H. Weatherman. Pursuant to the terms of the securities purchase agreement, so long as Micro Investment owns at least 10% of the Company’s outstanding common stock, it will also have a right to participate in future sales by the Company of its equity securities based upon the percentage ownership in the Company at the time of the sale, except in certain limited circumstances.

On December 4, 2003, Warburg Pincus, The Vertical Group and other investors entered into a note purchase agreement with the Company whereby the Company sold to them $17 million aggregate principal amount of exchangeable promissory notes, $13 million of which were sold to Warburg Pincus and The Vertical Group. On January 30, 2004, the notes were exchanged for 6,296,565 shares of the Company’s common stock (of which Warburg Pincus and The Vertical Group collectively received 4,815,020 shares).

On June 25, 2004, Warburg Pincus, The Vertical Group and other investors entered into a note purchase agreement with the Company whereby the Company sold to them approximately $21 million aggregate principal amount of exchangeable promissory notes, $15 million of which were sold to Warburg Pincus and The Vertical Group. On August 18, 2004, the notes were exchanged for 6,848,163 shares of the Company’s common stock (of which Warburg Pincus and The Vertical Group collectively received 4,889,799 shares).

In March 2005, the Company received a support letter from Warburg, Pincus Equity Partners, L.P. pursuant to which Warburg Pincus has agreed to provide additional financing, up to $5 million, to the Company. The

Warburg Pincus commitment is effective through July 4, 2006 and may be reduced to the extent of proceeds, if any, that become available from third parties.

Services Agreements

In April 2002, the Company and ev3 International signed a lease and support services agreement, under which the Company provides ev3 International with office space and certain facility-related and administrative services in exchange for a fee. The agreement has a three-year term and may be renewed for an additional two years. The fee is to be recalculated annually, based on the square footage used by ev3 International and the Company’s budgeted facility costs. The Company also charges ev3 International for the cost of one administrative employee. ev3 International paid the Company $108,000 under this agreement in 2004.

In September 2002, the Company entered into a master services agreement with ev3 Endovascular under which it installed the Company’s primary information systems and renders information technology support services. The agreement had an initial one-year term commencing October 1, 2002 and has automatic successive one-year renewal terms, unless otherwise terminated. The Company paid ev3 Endovascular $397,000 in 2004 under this agreement.

In June 2003, the Company and ev3 Endovascular entered into a distribution support services agreement under which ev3 Endovascular performs inventory management and administrative services with respect to certain inventory of the Company’s products. The agreement has an initial term of five years and will automatically renew for subsequent two-year periods, unless otherwise terminated. Under the terms of the agreement, ev3 Endovascular charges the Company a fee based on a fixed percentage of gross end-physician sales realized by the Company from sales of such products in the United States. The Company paid ev3 Endovascular $402,000 in 2004 under this agreement.

Effective August 4, 2003 and subsequently amended on April 6, 2005, the Company and ev3 International entered into an amended and restated sales representative agreement, which replaced a prior agreement. Under this agreement, ev3 International promotes, markets and obtains orders for certain of the Company’s products in certain locations and manages their distribution in others. Unless terminated pursuant to its terms, the agreement will continue in effect until November 16, 2006 and will automatically renew for subsequent one-year periods. The agreement may be terminated by the Company if ev3 International fails to meet certain minimum sales requirements. The Company pays a fee based on a fixed percentage of the revenues the Company realizes from sales of products in territories in which ev3 International maintains sales representatives, and a fee based on a fixed percentage of revenues received from sales to third party distributors with respect to whom ev3 International performs distributor management services. The Company paid ev3 International $6.2 million in 2004 under this agreement.

Effective January 1, 2005, the Company has agreed to reimburse ev3 Endovascular $64,000, payable in equal monthly amounts, to cover a portion of the salary of James Corbett, the president and chief executive officer of ev3 Endovascular, in consideration of his services to the Company as its Chairman of the Board.

Distribution Agreements

In April 2003, the Company and ev3 Endovascular entered into a distribution agreement, which replaced a prior agreement. The agreement has an initial term of three years and will renew automatically for a subsequent one-year period, unless otherwise terminated. The agreement may be terminated if ev3 Endovascular fails to meet certain minimum sales requirements. Under the terms of the agreement, ev3 Endovascular purchases products, including peripheral vascular devices and related radiological devices, from the Company at a fixed percentage of the actual sales prices, subject to a set minimum, realized by ev3 Endovascular from end-user physician customers. The Company’s collection of payment from ev3 Endovascular for such purchases is fixed by the terms of the agreement, and is not contingent upon ev3 Endovascular’s collections from its physician customers. Based upon the difference between the actual sales prices paid by end-user physician customers and the amounts paid by ev3 Endovascular to the Company for these products, ev3 Endovascular earned $1.1 million in 2004 under this agreement.

In June 2003, the Company entered into separate distribution agreements with ev3 K.K. (Japan) and ev3 Canada, Inc., both of which are wholly owned subsidiaries of ev3 Endovascular. Each distribution agreement has an initial term of three years and will renew automatically, unless otherwise terminated, for a subsequent one-year period. These agreements may be terminated by the Company if the ev3 entities fail to meet certain minimum sales requirements. Under the terms of such distribution agreements, both of the ev3 entities purchase peripheral vascular and neurovascular products from the Company at a fixed percentage of the actual sales prices, subject to a set minimum, realized by these subsidiaries from end-user physician customers. Based upon the difference between the actual sales prices paid by end-user physician customers and the amounts paid by ev3 K.K. (Japan) and ev3 Canada to the Company for these products, ev3 K.K. (Japan) and ev3 Canada earned $494,000 and $283,000, respectively, in 2004 under these distribution agreements.

The Company believes that all of the transactions set forth above in this section were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties. All future transactions between the Company and ev3 Endovascular, ev3 International or any of their affiliates will be evaluated by the Independent Special Committee of the Board of Directors.

In addition to being the sole owner of Micro Investment, ev3 LLC is the sole owner of ev3 Endovascular. Of the seven members of the Company’s Board of Directors, four members, James M. Corbett, Dale A. Spencer, Richard B. Emmitt and Elizabeth H. Weatherman are members of the board of managers of ev3 LLC and the board of directors of ev3 Endovascular. In addition, James M. Corbett, who became Chairman of the Company’s Board of Directors in January 2002 and was the Company’s acting President and Chief Executive Officer from April 2002 through October 2002 is the President and Chief Executive Officer of ev3 LLC and ev3 Endovascular.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s compensation policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of our executive officers with those of the Company’s stockholders.

Compensation Policy

The Company’s executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company’s stockholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company’s stockholders from both a short-term and long-term perspective. With this pay-for-performance and stockholder alignment orientation, the Company’s compensation policies and programs are designed to (1) attract, develop, reward and retain highly qualified and productive individuals; and (2) motivate executives to improve the overall performance and profitability of the Company.

There are three primary components of executive compensation: base salary, bonus and stock option grants. While the elements of compensation are considered separately, the Compensation Committee takes into account the total compensation package afforded by the Company to the individual executive.

Base Salary

Salaries paid to executive officers (including the Chief Executive Officer) are reviewed annually by the Compensation Committee and proposed adjustments are based upon an assessment of the nature of the position and the individual’s contribution to achieving corporate and individual goals which support the corporate goals, experience and tenure of the executive officer, comparable market salary data, growth in the Company’s size and complexity, and changes in the executive’s responsibilities. The Compensation Committee approves all changes to executive officers’ salaries.

Annual Bonus

Micro Therapeutics has established a cash bonus plan for all employees including a plan which includes executive management. Payment of bonuses is dependent on the Company achieving specific performance criteria for the fiscal year. During fiscal 2004, the bonus was tied to objective Company performance criteria, including financial goals with the primary targets being revenue, gross margin and operating expenses plus clinical product goals with the key targets being market availability of the embolic coils and Onyx. The Company-wide performance targets are established at the beginning of the fiscal year on the basis of an annual budget developed by management and approved by the Board of Directors. Employee participants are eligible for their individual bonuses based upon the Company’s overall achievement of its performances goals by multiplying such participant’s base rate of salary by a percentage value assigned to such participant and the percentage achievement of goals. The Compensation Committee reviews and approves all bonuses for executive officers, based upon an evaluation of the Company performance criteria. The bonus payments made for fiscal 2004 were based on 50% achievement of corporate criteria.

Stock Options

Stock options are designed to align the interests of executives with those of the stockholders. Stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibilities and accountability, for the recognition of superior performance, or as an incentive for continued service with the Company as well as continued superior performance. For executive officers, the Chief Executive Officer recommends the number of options to be granted within a range associated with the individual executive’s salary level, and presents this to the Compensation Committee and the entire Board of Directors for their review and approval. The Compensation Committee takes into account the total compensation offered to its executives and the most recent independent executive compensation report when considering the number of options awarded. All grants for employees of the Company are submitted to the Compensation Committee for approval. All grants for executive officers of Micro Therapeutics are submitted to the Compensation Committee for approval.

CEO Compensation

Review of Components of Chief Executive Officer and Named Executive Officer Compensation

The principal components of compensation for the Chief Executive Officer for fiscal 2004 included base salary and bonus. The Compensation Committee increased Mr. Wilder’s base salary from $250,000 to $265,939, effective January 1, 2004. Mr. Wilder’s critical role in the commercialization of additional products of the Company and improving revenues and overall financial performance of the Company were an important determinant in setting his compensation.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s and the Named Executive Officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the potential payouts under several potential severance and change-in-control scenarios.

The Committee’s Conclusion

Based on the Compensation Committee’s review, the Committee determined that the Chief Executive Officer’s and Named Executive Officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

It should be noted that when the Committee considers any component of the Chief Executive Officer’s and an Named Executive Officer’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option and restricted stock gains are taken into consideration in the Committee’s decisions. In addition, it is the Committee’s policy to make most compensation decisions taking into account all three elements of compensation.

Elizabeth Weatherman

Richard Emmitt

Richard Randall

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Micro Therapeutics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCK PERFORMANCE GRAPH

The graph depicted below shows Micro Therapeutics’s stock price as an index assuming $100 invested on December 31, 1999, along with the composite prices of companies listed on the CRSP Total Return Index for National Association of Securities Dealers Automated Quotation (“NASDAQ”) Stock Market, and the NASDAQ Medical Device Manufacturers’ Index.

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Micro Therapeutics	100.00	60.98	81.82	27.97	42.02	48.78
NASDAQ Medical Device Manuf’g	100.00	110.32	134.26	108.57	159.71	185.72
NASDAQ Market Index	100.00	62.85	50.10	34.95	52.55	56.97

The material in this peformance graph is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Micro Therapeutics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL TWO

AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL

NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 5,750,000 SHARES TO 6,750,000

SHARES

The Board of Directors adopted and the stockholders of the Company originally approved the 1996 Stock Incentive Plan in August 1996. The purpose of the 1996 Stock Incentive Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Stock Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code. At the time of its adoption, the 1996 Stock Incentive Plan authorized the sale of up to 600,000 shares of common stock. Thereafter, the 1996 Stock Incentive Plan was amended from time to time to increase the number of shares available thereunder. On April 26, 2005, the Board of Directors, subject to stockholder approval, amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 1,000,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 6,750,000.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Officers and directors of the Company are eligible to participate in the 1996 Stock Incentive Plan, and have a substantial direct interest in the approval of the amendment to the 1996 Stock Incentive Plan.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Approval of the amendment to the 1996 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to the 1996 Stock Incentive Plan to add 1,000,000 shares of common stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER BY 1,000,000.

DESCRIPTION OF THE 1996 STOCK INCENTIVE PLAN

The principal features of the 1996 Stock Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the 1996 Stock Incentive Plan itself. Copies of the 1996 Stock Incentive Plan can be obtained by writing to the Secretary, Micro Therapeutics Inc., 2 Goodyear, Irvine, California 92618.

Administration

The 1996 Stock Incentive Plan may be administered by either the Board of Directors or a committee appointed by the Board. The Board has delegated the duties of administrator to the Compensation Committee, which is comprised of two non-employee directors, all of whom are eligible to participate in the 1996 Stock Incentive Plan. Subject to the provisions of the 1996 Stock Incentive Plan, the administrator has full authority to implement, administer and make all determinations necessary under the 1996 Stock Incentive Plan. See “Directors’ Fees” regarding the annual grant of options to non-employee directors.

The Board may from time to time alter, amend, suspend or terminate the 1996 Stock Incentive Plan in such respects as the Board may deem advisable, provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent. Unless previously terminated by the Board, the 1996 Stock Incentive Plan will terminate on August 1, 2006.

Eligibility

Incentive Options. Officers and other key employees of the Company or of any affiliated company, which is a parent or subsidiary corporation of the Company, whether now existing or hereafter created or acquired, including directors if they also are employees of the Company or an affiliated company, as may be determined by the administrator, who qualify for incentive stock options under the applicable provisions of the Internal Revenue Code, will be eligible for selection to receive incentive options under the 1996 Stock Incentive Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted an additional incentive option or options and receive nonqualified options or restricted shares if the administrator so determines. No incentive stock options may be granted to an optionee under the 1996 Stock Incentive Plan if the aggregate fair market value (determined on the date of grant) of the stock with respect to which incentive stock options are exercisable by such optionee in any calendar year under the 1996 Stock Incentive Plan exceeds $100,000.

Nonqualified Options or Restricted Shares. Officers and other key employees of the Company or of an affiliated company, any member of the Board, whether or not he or she is employed by the Company, or consultants, business associates or others with important business relationships with the Company will be eligible to receive nonqualified options or restricted shares under the 1996 Stock Incentive Plan. An individual who has been granted a nonqualified option or restricted shares may, if otherwise eligible, be granted an incentive option or an additional nonqualified option or options or restricted shares if the administrator so determines.

As of April 27, 2005, approximately 219 persons were eligible to participate in the 1996 Stock Incentive Plan.

Vesting and Exercise

The exercise price of incentive stock options must at least be equal to the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). Nonqualified options shall have an exercise price of not less than 85% of the fair market value of a share of common stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The exercise price of all options granted under the 1996 Stock Incentive Plan to non-employee directors shall be 100% of the fair market value of the common stock on the date of grant, and all such options shall have a term of 10 years. Payment of the exercise price may be made in cash, by delivery of shares of the Company’s common stock or, potentially, through the delivery of a promissory note, provided that an amount equal to at least the aggregate par value of the shares purchased upon exercise of an option must be paid in a form of consideration permitted under the Delaware General Corporation Law. The administrator has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).

Until April 2002, the terms of the 1996 Stock Incentive Plan provided that the vesting with respect to all issued and outstanding options to purchase common stock of the Company would accelerate and become fully exercisable upon a “change in control.” The consummation of the second closing of an investment in the Company by Micro Investment, LLC, in July 2001 resulted in a “change in control” for the purposes of the 1996 Stock Incentive Plan, and therefore all then-outstanding options to purchase common stock under the 1996 Stock Incentive Plan immediately became fully exercisable at such time. However, new options granted after the first closing of the investment by Micro Investment in June 2001, but prior to the second closing in July 2001, included a modified “change in control” provision, so that the vesting of any such new options would not accelerate upon the “change in control” caused by the July 2001 transaction, and for officers of the Company, would only accelerate upon a change in control caused by the July 2001 transaction if within twelve months of the change in control, the officer voluntarily resigns for “good reason” or is terminated for any reason other than for “cause.”

In April 2002, the Board of Directors amended the 1996 Stock Incentive Plan to provide that vesting with respect to all subsequently issued options to purchase common stock and the repurchase rights with respect to restricted stock will not accelerate upon a “change in control” unless the options or restricted stock will not be assumed by the acquiring or successor entity (or parent thereof), or unless new options or restricted stock of comparable value are not to be issued in exchange therefor. However, the administrator may, at its discretion, provide for other vesting arrangements in an option agreement or restricted stock purchase agreement, including arrangements which provide for full acceleration of vesting upon a change in control.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF 1996 STOCK INCENTIVE PLAN

The following is a summary of certain federal income tax consequences of participation in the 1996 Stock Incentive Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Stock Incentive Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Options. No taxable income is recognized by an optionee under the 1996 Stock Incentive Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event occurs upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized depends upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (1) one year after the date of exercise of the option and (2) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee’s death) before the expiration of either of the one-year or two-year periods described above constitutes a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange results in ordinary income to the optionee in an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price or (2) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above is taxed as capital gain. A disqualifying disposition as a result of a gift results in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition is treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions are treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period, which currently is more than one year for long-term capital gains. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

The exercise of an incentive option may result in items of “tax preference” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee is subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied.

If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired is equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there is no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged, however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above. The new shares received by the optionee, up to the number of the old shares exchanged, have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the new shares received have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares is a capital gain or loss and is treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period, which is currently more than one year for long-term capital gains.

Restricted Stock. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event occurs on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes does not commence until the date the shares vest. The participant recognizes ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee is subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares is equal to the purchase price, if any, increased by the amount of ordinary income recognized.

If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant recognizes ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

Tax Withholding. Under the 1996 Stock Incentive Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Stock Incentive Plan. To the extent permissible under applicable tax, securities, and other laws, the administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (1) directing the Company to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (2) delivering to the Company shares of common stock owned by the participant.

NEW PLAN BENEFITS

The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Stock Incentive Plan cannot be determined.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO

INCREASE THE NUMBER OF SHARES THEREUNDER FROM 650,000 TO 750,000 SHARES

The Board of Directors adopted and the stockholders of the Company originally approved the Employee Stock Purchase Plan in July 1996. The purposes of the Employee Stock Purchase Plan are to provide employees with an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Company’s common stock by permitting them to purchase shares at a discount through payroll deductions. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. At the time of its adoption, the Employee Stock Purchase Plan authorized the sale of up to 100,000 shares of common stock. Thereafter, the Employee Stock Purchase Plan was amended from time to time to increase the number of shares available thereunder. An amendment to the Employee Stock Purchase Plan was approved by the Board of Directors April 26, 2005, subject to approval by the Company’s stockholders, to increase the authorized number of shares of common stock issuable thereunder by 100,000 shares and to reserve the additional shares for issuance thereunder, bringing the total number of shares of common stock subject to the Employee Stock Purchase Plan to 750,000.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Officers of the Company are eligible to participate in the Employee Stock Purchase Plan, and have a substantial direct interest in the approval of the amendment to the Employee Stock Purchase Plan.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Approval of the amendment to the Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to the Employee Stock Purchase Plan to add 100,000 shares of common stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER BY 100,000.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

The principal features of the Employee Stock Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Employee Stock Purchase Plan itself. Copies of the Employee Stock Purchase Plan can be obtained by writing to the Secretary, Micro Therapeutics Inc., 2 Goodyear, Irvine, California 92618.

Administration

The Employee Stock Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board of Directors. The Board of Directors has delegated administration of the Employee Stock Purchase Plan to the Compensation Committee of the Board of Directors, which is comprised of two non-employee directors, who are not eligible to participate in the Employee Stock Purchase Plan. Subject to the provisions of the Employee Stock Purchase Plan, the Compensation Committee has full authority to implement, administer and make all determinations necessary under the Employee Stock Purchase Plan.

Eligibility

Every employee of the Company who customarily works more than 20 hours per week will be eligible to participate in offerings made under the Employee Stock Purchase Plan if on the offering date such employee has been employed by the Company for at least 90 days. Employees of any present or future subsidiary of the Company may also participate in the Employee Stock Purchase Plan. An employee may not participate in an offering under the Employee Stock Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of April 27, 2005, 169 persons were eligible to participate in the Employee Stock Purchase Plan.

Purchase of Shares

The two annual offerings under the Employee Stock Purchase Plan commence on the January 1 and July 1 grant dates and each offering continues until the end of the six-month offering period ending on the last day of such period.

Eligible employees who elect to participate in an offering purchase shares of common stock through regular payroll deductions in an amount designated by the employee not to exceed 20% of such employee’s compensation. For this purpose, “compensation” means the amount indicated on the Form W-2 issued to the employee by the Company, including any election deferrals with respect to a plan of the Company qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended. Shares of common stock are purchased automatically on the purchase date for each six-month offering period, which is the last day of each offering period, at a price equal to 85% of the fair market value of the shares on the January 1 or July 1 grant date or 85% of the fair market value of the shares as of the purchase date, whichever is lower. A participant may withdraw from an offering at any time prior to the purchase date and receive a refund of his payroll deductions, without interest. A participant’s rights in the Employee Stock Purchase Plan are nontransferable other than on the death of the participant. The Employee Stock Purchase Plan is administered in a manner designed to ensure that any affiliate participant’s commencement or discontinuation of participation in the Employee Stock Purchase Plan or increase or decrease of payroll deductions is effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

No employee may purchase any stock under the Employee Stock Purchase Plan if immediately after the purchase (1) the employee would own shares or hold outstanding options to purchase shares under the Employee Stock Purchase Plan, together with all other plans of the Company and its subsidiaries, possessing 5% or more of the total combined voting power of all classes of shares of the Company, (2) the purchase would permit the employee’s right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000, based on the fair market value of such shares determined as of the grant date, for any calendar year in which the right is outstanding at any time, or (3) the number of shares purchasable by the employee on the last day of each of the two annual purchase periods would exceed 2,500 shares.

The Board of Directors may, at any time, amend, suspend or terminate the Employee Stock Purchase Plan; provided that any amendment that would (1) increase the aggregate number of shares authorized for sale under the Employee Stock Purchase Plan (except pursuant to adjustments provided for in the Employee Stock Purchase Plan), (2) change the standards of eligibility for participation, or (3) materially increase the benefits which accrue to participants under the Employee Stock Purchase Plan, are not effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board of Directors. Unless previously terminated by the Board of Directors, the Employee Stock Purchase Plan will terminate on February 18, 2007 or when all shares authorized for sale thereunder have been sold, whichever is earlier.

NEW PLAN BENEFITS

The Company believes that the benefits or amounts that have been received or will be received by any participant under the Employee Stock Purchase Plan cannot be determined.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of December 31, 2004. The Company’s stockholder approved plans consist of the 1996 Stock Incentive Plan and the 1993 Incentive Stock

Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the Employee Stock Purchase Plan, which is listed separately below.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2004 (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2004 (excluding securities reflected in column (a)) (c) (1)(2)
Equity compensation plans approved by security holders	3,972,671	$4.8719	1,389,827

Employee Stock Purchase Plan approved by security holders	—	—	158,298

Equity compensation plans not approved by security holders	0	0	0

Total	3,972,671	$4.8719	1,548,125

(1)	The 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, in addition to providing for the issuance of options, warrants and rights, also provide for the issuance of restricted stock awards and unrestricted stock awards up to the number of remaining shares authorized under such plans as set forth in column (c) above.

(2)	Represents shares available under the 1996 Stock Incentive Plan. The 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan expired by its terms in 2003 and no further options, rights or restricted stock awards may be granted under such plan.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm (and sometimes referred to herein as “principal auditor”), to audit the financial statements of the Company for the fiscal year ending December 31, 2005, and the Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

The affirmative vote of a majority of the outstanding shares of common stock present or represented at the annual meeting of stockholders and entitled to vote will be required to approve this proposal.

PricewaterhouseCoopers LLP has audited the Company’s financial statements annually since its fiscal year ended December 31, 1996. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT FEES

The total fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-KSB and the reviews of the Company’s unaudited consolidated financial statements included in the Company’s quarterly reports on Form 10-QSB, and services that are normally provided by the Company’s auditor in connection with the Company’s statutory and regulatory filings or engagements were $197,000 for the year ended December 31, 2004 and $499,000 for the year December 31, 2003. Included in audit fees for 2003 were $351,000 for audits of the financial statements of Dendron GmbH for the year ended December 31, 2001 and the nine months ended September 30, 2002, for inclusion in non-recurring regulatory filings required in connection with the Company’s acquisition of Dendron.

AUDIT-RELATED FEES

The total fees billed by the Company’s principal auditor related to the performance of the audit or review of the Company’s consolidated financial statements and not reported under the heading “Audit Fees” above were $3,000 for the year ended December 31, 2004 and $32,000 for the year ended December 31, 2003. Such fees relate principally to technical research and consultation assistance requested by the Company of the principal auditor in connection with the accounting and reporting treatment of certain transactions, both historical and proposed, as required by generally accepted accounting principles in the United States.

TAX FEES

The total fees billed by the Company’s principal auditor for professional services rendered by the Company’s principal auditor for tax compliance, tax advice, and tax planning were $30,000 for the year ended December 31, 2004 and $40,000 for the year ended December 31, 2003.

ALL OTHER FEES

The total fees billed by the Company’s principal auditor for all other services rendered were $5,000 for the year ended December 31, 2004 and $18,000 for the year ended December 31, 2003. In 2004 and 2003, such services consisted of preparation by the principal auditor of Forms 5500 for the Company’s employee benefit plans.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PRE-APPROVAL POLICY

The audit committee reviews and pre-approves all non-audit services to be performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Such pre-approval is on a project-by-project basis.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 will require the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter, and therefore broker non-votes and abstentions will have the effect of votes against the proposal. Proxies solicited by management for which no specific direction is included will be voted “for” the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of the Audit Committee members satisfies the definition of independent director under the applicable rules of The Nasdaq National Market. The Company operates with a January 1 to December 31 fiscal year.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and the members of the Audit Committee are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held seven meetings during fiscal 2004. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management, and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audits. The Audit Committee has reviewed the Company’s audited financial statements and discussed such statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the 2004 fiscal year and in early 2005, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. When evaluating PricewaterhouseCoopers LLP’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, and be filed with the Securities and Exchange Commission.

Richard Emmitt

Dale Spencer

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Micro Therapeutics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the Company’s 2006 annual meeting of stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 5, 2006, which is at least 120 calendar days prior to the anniversary of this year’s mailing date, in order to be considered for possible inclusion in the proxy statement for that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

SEC rules also establish a different deadline, the discretionary vote deadline, for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The discretionary vote deadline for the 2006 annual meeting of stockholders is March 16, 2006 (which is at least 45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2006 annual meeting of stockholders.

The Company was not notified of any stockholder proposals to be addressed at the 2005 annual meeting of stockholders. Because the Company was not provided notice of any stockholder proposal to be included in the proxy statement within a reasonable time before mailing, the Company will be allowed to use its voting authority if any stockholder proposals are raised at the meeting.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

April 29, 2005	Thomas C. Wilder, III
Chief Executive Officer and President

The Annual Report to stockholders of the Company for the fiscal year ended December 31, 2004 is being mailed concurrently with this proxy statement to all stockholders of record as of April 27, 2005. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

(continued from other side)

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3 and 4.

1. ELECTION OF DIRECTORS:

FOR all nominees listed below (except as WITHHOLD AUTHORITY to vote for marked to the contrary below) all nominees listed below

Election of the following nominees as directors: James Corbett, Richard Emmitt, Richard D. Randall, Dale A. Spencer, George Wallace, Elizabeth Weatherman, and Thomas C. Wilder, III.

(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2. AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 1,000,000 TO A TOTAL OF 6,750,000:

3. AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 100,000 SHARES TO A TOTAL OF 750,000:

4. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Date:

,2005

AGAINST

FOR

ABSTAIN

FOR

FOR

AGAINST

ABSTAIN

AGAINST

ABSTAIN

Signature of stockholder

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Please Detach Here

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

PROXY

MICRO THERAPEUTICS, INC.

Proxy Solicited by the Board Of Directors

Annual Meeting of the Stockholders - May 26, 2005

The undersigned hereby nominates, constitutes and appoints Thomas C. Wilder, III, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of MICRO THERAPEUTICS, INC. which the undersigned is entitled to represent and vote at the 2005 annual meeting of stockholders of the Company to be held at 2 Goodyear, Irvine, California 92618 on May 26, 2005, at 10:00 a.m., Pacific time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE AMENDMENT TO THE COMPANY’S 1996 STOCK INCENTIVE PLAN, “FOR” THE AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN AND “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY